                                                                    EXHIBIT 10.2
                                AMENDMENT NO. 6
                                     TO THE
               H&R BLOCK DEFERRED COMPENSATION PLAN FOR DIRECTORS


     H&R BLOCK, INC. (the "Company") adopted the H&R Block Deferred Compensation Plan for Directors (the "Plan") effective as of August 1, 1987. The Company amended said Plan by Amendment No. 1 effective May 1, 1995; by Amendment No. 2 effective December 11, 1996; by Amendment No. 3 effective May 1, 1997; by Amendment No. 4 effective January 1, 1998; and by Amendment No. 5 effective in part on March 1, 1998 and in part on April 1, 1998. The Company continues to retain the right to amend the Plan pursuant to action by the Company's Board of Directors. The Company hereby exercises that right. This Amendment No. 6 is effective as of December 8, 1999.

                                    AMENDMENT

     1. Section 6.2.3 of the Plan, as previously amended, is further amended by replacing it with the following new Section 6.2.3:

                         "6.2.3 The amount of each level payment for the Initial
                  Payment Period, if any, shall be calculated using the balance in the Account as of the beginning of the Initial Payment Period and amortizing such balance over the remaining Overall Payment Period (a) using an assumed interest rate equal to the rate of one-year United States Treasury notes for each Participant receiving payments of benefits prior to December 8, 1999, said rate to be determined once each Plan Year and to be the rate in effect as of the September 30 immediately preceding the payment period to which it applies, as published by Solomon Smith Barney Inc., or any successor thereto, or as determined by the Chief Financial Officer of the Company (the "Assumed Interest Rate"), and (b) using an assumed interest rate of zero percent (0%) for all other Participants. The amount of each level payment for each Calendar Year Payment Period shall be calculated by taking the balance in the Account as of November 30 of the calendar year immediately prior to such Calendar Year Payment Period, subtracting the benefit payments made during the portion of such preceding calendar year following November 30, and amortizing the difference over the remaining Overall Payment Period (x) using the Assumed Interest Rate for each participant receiving payments of benefits prior to December 8, 1999, and (y) using an assumed interest rate of zero percent (0%) for all other Participants. The amount of each level payment for the Remainder Payment Period, if any, shall be calculated by taking the balance in the Account as of November 30 of the calendar year immediately prior to the Remainder Payment Period, subtracting the benefit payments made during the portion of such preceding calendar year following November 30, and amortizing the difference over the Remainder Payment Period using an assumed interest rate of zero percent (0%) per annum. If the actual crediting rate for the Remainder Payment Period is more than zero percent, the additional gain resulting from the difference shall be paid to the Participant in a single payment within six months after the last day of the Remainder Payment Period."

         2. Except as modified in this Amendment No. 6, the Plan, as previously amended, shall remain in full force and effect, including the Company's right to amend or terminate the Plan as set forth in Article 9 of the Plan.


                                                    H&R BLOCK, INC.



                                                    By:  /s/Frank L. Salizzoni
                                                         -----------------------

                                                    Its: Chief Executive Officer
                                                         -----------------------


                                       2